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                      October 11, 2022

       Richard Stockinger
       Chief Executive Officer
       Fiesta Restaurant Group, Inc.
       14800 Landmark Boulevard, Suite 500
       Dallas, Texas 75254

                                                        Re: Fiesta Restaurant
Group, Inc.
                                                            Form 10-K for the
Fiscal Year Ended January 2, 2022
                                                            Filed March 10,
2022
                                                            File No. 001-35373

       Dear Richard Stockinger:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                      Sincerely,


                      Division of Corporation Finance

                      Office of Trade & Services